UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 20, 2018 (September 19, 2018)

National Instruments Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25426	74-1871327
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11500 North MoPac Expressway
Austin, Texas 78759
(Address of principal executive offices, including zip code)

(512) 683-0100
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised ﬁnancial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 19, 2018, at the annual retreat of the Board of Directors (the "Board") of National Instruments Corporation (the "Company"), Dr. James J. Truchard informed the Board that he was resigning from the Board as of such date in consideration of the retirement policy provisions of the Company's Corporate Governance Guidelines.  Dr. Truchard's decision is not the result of any disagreement with the Company on any matter related to the Company's operations, policies or practices.

In connection with Dr. Truchard's decision, on September 19, 2018, upon the recommendation of the Nomination and Corporate Governance Committee, the Board appointed Michael E. McGrath as chair of the Board effective immediately.

On September 19, 2018, John M. Berra informed the Board that he would not stand for re-election as a director upon the expiration of his current term at the Company's annual meeting of stockholders to be held in 2019.   Mr. Berra's decision was taken in consideration of the retirement policy provisions of the Company's Corporate Governance Guidelines.  Mr. Berra's decision is not the result of any disagreement with the Company on any matter related to the Company's operations, policies or practices.  Mr. Berra currently serves on the Audit Committee, the Nomination and Corporate Governance Committee and the Compensation Committee of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL INSTRUMENTS CORPORATION

By:	/s/ Alex M. Davern
Name: Alex M. Davern Title: Chief Executive Officer and President

Date:  September 20, 2018